Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

June 30, 2016

Shareholders, Customers, and Fellow Team Members:

I am proud to inform you that, as a direct result of the ongoing efforts of the Company’s dedicated team members in implementing our Strategic Plan, your Company reported positive results for the first half of 2016. Those positive results include income before taxes of $3.4 million, return on average assets of .86%, and return on average equity of 7.21%.  Your Company’s shares closed the quarter at $17.80 per share, which is a 15% increase over a year ago.

I am also pleased to report that after a review of your Company’s earnings, capital position, risk profile and strategic plan, your Board of Directors declared a $.11 per share cash dividend, payable to shareholders on September 15, 2016. This cash dividend represents a 22% increase compared to the same period last year.

We continue to make investments in technology to create internal efficiencies, reduce fraud, and enhance customer tools and resources. Such efforts have yielded positive results in our customers’ use of technology-based products.  We believe that effectively implementing technology will remain not only vital for attracting and retaining new customers, reducing fraud, and controlling our core operations costs, but also for providing the best possible support for our growing business footprint.

I continue to believe that a solid, established, and financially strong community bank is essential to the success of our communities; just as strong communities are critical to the success of your Company. That belief, and the desire to serve our neighbors, has led your company and its team members to provide quality, honest financial guidance, serve on local boards, and make financial contributions that promote health, education, and economic development. These strong corporate values of respect for our shareholders, customers, colleagues, and communities lay the foundation for the continued success of your Company.

Thank you for your support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Six months ended June 30, 2016	Six months ended June 30, 2015
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 10,548	$ 11,381
Interest expense	1,071	1,082
Net interest income	9,477	10,299
Provision (credit) for loan and lease losses	(700)	100
Net interest income after provision (credit) for loan and
lease losses	10,177	10,199
Non-interest income	2,181	2,280
Non-interest expenses	8,917	8,943
Income before income taxes	3,441	3,536
Provision for income taxes	798	511
Net income	$ 2,643	$ 3,025

Average common shares outstanding	3,299,064	3,354,839

PER COMMON SHARE
Net income	$ 0.80	$ 0.90
Book value	$22.85	$20.80
Tangible book value	$19.54	$17.48
Closing price	$17.80	$15.48

FINANCIAL RATIOS
Return on average assets	0.86%	0.94%
Return on average equity	7.21%	8.85%
Net interest margin	3.51%	3.64%
Efficiency ratio	74.50%	69.13%
Loans to deposits	70.27%	68.17%
Allowance for loan and lease losses to loans	0.94%	1.00%

PERIOD END BALANCES
	As of June 30, 2016	As of June 30, 2015
Assets	$618,053	$628,548
Loans and leases, gross	$359,773	$357,869
Deposits	$511,961	$519,626
Shareholders' equity	$ 75,332	$ 69,251

Common shares outstanding	3,296,745	3,328,817

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt – Vice Chairman

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Daniel J. Lucke - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

H.Edward Rigel

Anthony M.V. Eramo

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211